EXHIBIT 15
November 8, 2006
Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549
Re: Parker Drilling Company Registration on Forms S-8 and Form S-3
We are aware that our report dated November 8, 2006, on our review of interim financial information of Parker Drilling Company and subsidiaries for the three and nine-month periods ended September 30, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in its registration statements on Form S-8 (File Nos. 33-57345, 333-59132, 333-70444, 333-41369, 333-84069, 333-124697 and 333-99187) and Form S-3 (File No. 333-131066).

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Houston, Texas